Exhibit 5.7

October 23, 2012

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as counsel to Walter Investment Management Corp., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-179013) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of $290,000,000 aggregate principal amount of 4.50% Convertible Senior Subordinated Notes due 2019 (the “Securities”). The Securities will be convertible into shares of Common Stock, $0.01 par value per share, pursuant to the terms of the Securities and an indenture, dated as of January 13, 2012 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 23, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined the Registration Statement, the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, the Supplemental Indenture, which is being filed with the Commission on the date hereof, the form of the global note representing the Securities and the Underwriting Agreement, dated October 17, 2012 (the “Underwriting Agreement”), among the Company and the several underwriters named therein. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the law of the State of Maryland and has duly authorized, executed and delivered or issued, as applicable, the Indenture and the Securities in accordance with its Certificate of Incorporation and Bylaws and the law of the State of Maryland and (2) execution, delivery, issuance and performance by the Company of the Indenture and the Securities do not and will not violate the law of the State of Maryland or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Assuming the due execution, authentication, issuance and delivery of the Securities and upon payment and delivery in accordance with the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 1 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.7 to the Company’s Current Report on Form 8-K filed on October 23, 2012 and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP